Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Darrow Associates tel 516.419.9915 pseltzberg@darrowir.com	Company Contact: Daniel Bernstein President ir@belf.com

Bel Reports Fourth Quarter and Full Year 2019 Results

JERSEY CITY, NJ, Thursday, February 20, 2020 -- Bel Fuse Inc. (Nasdaq: BELFA and BELFB) today announced preliminary financial results for the fourth quarter and full year of 2019.

Fourth Quarter 2019 Highlights

•	Net sales of $115.1 million, down 19.3% from Q4-18
•	Gross profit margin of 21.4%, down from 26.8% in Q4-18 (excludes R&D costs)
•	Closed on acquisition of CUI Inc. power assets from CUI Global in December
•	Generated cash flow from operating activities of $6.4 million

Full Year 2019 Highlights

•	Net sales of $492.4 million, down 10.2% from 2018
•	Gross profit margin of 22.5%, down from 25.4% in 2018 (excludes R&D costs)
•	Non-cash goodwill impairment charge of $8.9 million, as market weakness impacted North America segment
•	Generated cash flow from operating activities of $25.3 million

Non-GAAP financial measures, such as Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA, exclude the impact of a non-cash goodwill impairment charge, a gain on sale of property, costs associated with ERP system implementation costs, restructuring charges and non-cash charges associated with the liquidation of foreign subsidiaries. Please refer to the financial information included with this press release for reconciliations of GAAP financial measures to Non-GAAP financial measures and our explanation of why we present Non-GAAP financial measures.

CEO Comments

Daniel Bernstein, President and CEO, said, “International trade policy, and in particular the additional tariffs imposed on our products imported from China, negatively impacted our results in 2019.  Following an acceleration of orders throughout 2018 from customers anticipating higher pricing in 2019, the industry experienced lower order and sales volumes throughout the supply chain in 2019.  In many cases for Bel, the lower order volume related to customers and distributors working through their inventory on hand.  However, by year end, the ongoing tariffs caused certain customers to source products from other countries and this further impacted our sales during the fourth quarter.  The softer top-line along with higher material costs throughout most of 2019 contributed to margin erosion that we’re working hard to restore.  Our product development teams continued to work diligently in introducing 477 new products during 2019, a 13% increase from the prior year.

"On a positive note, we've seen steady increases in bookings for our Cinch and Magnetic product groups over the past two quarters which indicates that the excess inventory in the supply channel has been worked through for these products.  This should bode well for sales growth as we move into the second half of 2020.  There have also been early signs of progress from our acquisition of the power assets of CUI Inc. late in 2019, which is expected to contribute over $30 million in annual sales growth to Bel in 2020 at an EBITDA margin of approximately 10%. We are excited about the broad product offering and the alternative business model that CUI brings to Bel.  The Company has also made significant progress on its global cost structure initiative throughout 2019 and we look forward to seeing a full year’s benefit of the $5.7 million of annual cost saving actions implemented during 2019.  We will continue to streamline the organization to improve profitability.  Our ERP implementation is steadily progressing, with an additional 15% of our business going live on the new system effective January 1, 2020.  To date, 40% of our overall business has transitioned to the new ERP system and we've achieved annual cost savings on ERP licensing fees of approximately $2 million which were largely realized in 2019.  This project should conclude by early 2021.

"We enter 2020 with very limited visibility given the recent Coronavirus outbreak and separately, the grounding of Boeing's 737-MAX.  Bel is closely monitoring the Coronavirus outbreak and its impact on our operations and supply channel.  We anticipate first quarter 2020 results will be impacted by the extended Lunar New Year holiday break and by lower productivity levels at our four manufacturing sites in China, all of which have resumed operations at reduced levels.  Our top priority is the welfare of our associates, and we are working diligently with the local governments to ensure necessary preparations are made to allow our remaining associates to safely return to work.  Lead times for our products are currently pushed back by four weeks, and may extend further as we better determine the impact on our suppliers. The continued grounding of Boeing's 737-MAX will also have an impact on our comparisons throughout 2020.  Production of the aircraft was suspended in January 2020, and while we anticipate production to resume in the coming months, it will likely be at a lower rate for a period of time.  We expect to mitigate some of this exposure through prompt adjustments in our workforce at the related facilities, and through stronger after-market sales of our products as airlines increase maintenance spending on existing aircraft in their fleet.  Our management team is responding quickly to the new challenges presented by these recent events, and will work diligently to minimize the impacts to our operations and financial results,” concluded Mr. Bernstein.

Financial Summary

All comparative percentages are on a year-over-year basis, unless otherwise noted.

Fourth Quarter 2019 Results

Net Sales

Net sales were $115.1 million, down $27.6 million, or 19.3%, from last year’s fourth quarter.

•	Geographically: Europe sales were down by 21.2%, North America sales declined by 16.7% and Asia sales were lower by 22.3%.
•	By product segment: Connectivity Solutions sales declined by 11.6%, Magnetic Solutions sales were lower by 21.9% and Power Solutions and Protection sales were down by 24.3%.

Gross Profit

Gross profit margin decreased to 21.4%, from 26.8% in the fourth quarter of 2018, primarily due to lower sales volumes and higher material costs in the fourth quarter of 2019, partially offset by savings realized from restructuring initiatives and other cost containment measures implemented earlier in 2019. Lower labor costs in Asia, due to a strengthening dollar versus the Renminbi, also provided an offset to higher material costs.

Research and Development Costs

Research and development costs were $6.7 million in the fourth quarter of 2019, down $1.1 million from the same period of 2018.  This decline was largely the result of restructuring efforts implemented throughout 2019.

Selling, General and Administrative Expenses (SG&A)

SG&A expenses were $19.1 million, down $3.4 million from the fourth quarter of 2018 largely due to lower ERP support and maintenance costs, reduced commissions and the result of other cost containment efforts.

Operating (Loss) Income

Operating loss was $(2.2) million, down from income of $7.7 million in the fourth quarter of 2018, with an operating margin of -1.9% compared to 5.4% in the fourth quarter of 2018.

Other Income/Expense, Net

Other income/expense, net was expense of $2.5 million for the fourth quarter of 2019 compared to income of $0.1 million during the fourth quarter of 2018.  The expense in the fourth quarter 2019 largely related to a $2.1 million loss on liquidation of foreign subsidiaries.  Another contributing factor was a foreign exchange loss of $0.4 million in the fourth quarter of 2019 as compared to a foreign exchange gain of $0.3 million in the fourth quarter of 2018.

Income Taxes

The provision for income taxes was $0.4 million in the fourth quarter of 2019, compared to $2.4 million in the same period of 2018.  This resulted in an effective tax rate of -6.6% during the fourth quarter of 2019, compared to an effective tax rate of 37.2% during the same quarter last year.  The effective tax rate for the fourth quarter of 2019 reflects a reduction in GILTI tax and taxes related to uncertain tax positions as well as permanent tax differences on US tax exempt activities compared to the same quarter of 2018.

Net (Loss) Earnings

The above factors resulted in net loss of $(6.4) million in the fourth quarter of 2019 as compared with net earnings of $4.0 million in the fourth quarter of 2018.

Year Ended December 31, 2019 Results

Net Sales

Net sales were $492.4 million, down $55.8 million, or 10.2%, from the same period of 2018.

•	Geographically: Europe sales were down by 8.6%, North America sales declined by 5.8% and Asia sales were lower by 17.3%.
•	By product segment: Power Solutions and Protection sales were down by 7.3%, Connectivity Solutions sales declined by 7.7% and Magnetic Solutions sales were lower by 15.4%.

Gross Profit

Gross profit margin decreased to 22.5%, from 25.4% in the same period of 2018, primarily due to lower sales volumes and higher material costs in 2019, partially offset by a reduction in labor costs in Asia due to a 4% appreciation of the U.S. Dollar versus the Renminbi as compared to the same period of 2018.

Research and Development Costs

Research and development costs were $26.9 million in the fourth quarter of 2019, down $2.6 million from 2018.  This decline was largely the result of restructuring efforts implemented throughout 2019.

Selling, General and Administrative Expenses (SG&A)

SG&A expenses were $76.1 million, down from $82.6 million in the same period of 2018. Factors contributing to the lower SG&A expense in 2019 were lower legal and professional fees of $2.4 million (largely due to lower ERP support and maintenance costs), a $0.7 million reduction in commissions on the lower sales base, and the effects of cost containment measures as compared to 2018.

Operating Income

Operating income was $0.5 million, down from $26.9 million in the same period of 2018, with an operating margin of 0.1% compared to 4.9% in the same period of 2018.

Other Income/Expense, Net

Other income/expense, net was expense of $2.3 million in 2019 compared to income of $2.0 million in 2018.  The expense in 2019 largely related to a $2.1 million loss on liquidation of foreign subsidiaries.  Another factor attributable to the year over year variance was a foreign exchange gain of $2.7 million in 2018 as compared to a foreign exchange loss of $0.1 million in 2019.

Income Taxes

The provision for income taxes was $1.4 million in the 2019 period as compared with $2.9 million during the same period of 2018.  This resulted in an effective tax rate of -19.7% during the 2019 period, compared to 12.3% during the same period last year.  The change in the effective tax rate is primarily attributable to the same factors noted above related to the fourth quarter. Additionally, the effective tax rate for the full year of 2018 was favorably impacted by a measurement period adjustment of $2.6 million related to the transition tax.

Net (Loss) Earnings

The above factors, in addition to an $8.9 million goodwill impairment charge recorded during the third quarter of 2019, resulted in net loss of $(8.7) million in 2019 as compared with net earnings of $20.7 million in the same period of 2018.

Balance Sheet Data

As of December 31, 2019, working capital was $193.0 million, including $73.2 million of cash and cash equivalents with a current ratio of 3.1-to-1.  In comparison, as of December 31, 2018, working capital was $184.5 million, including $53.9 million of cash and cash equivalents with a current ratio of 2.7-to-1.  Total debt at December 31, 2019, net of deferred financing costs, increased to $143.7 million as compared to $114.2 million at December 31, 2018, primarily due to utilization of our revolving credit facility to fund the CUI acquisition, offset by $3.0 million of debt repayments made during 2019.

Conference Call

Bel has scheduled a conference call at 11:00 a.m. ET today.  To participate in the conference call, investors should dial 800-220-8451, or 323-794-2591 if dialing internationally. The presentation will additionally be broadcast live over the Internet and will be available at https://ir.belfuse.com/events-and-presentations. The webcast will be available via replay for a period of 20 days at this same Internet address.  For those unable to access the live call, a telephone replay will be available at 844-512-2921, or 412-317-6671 if dialing internationally, using access code 6869224 after 2:00 p.m. ET, also for 20 days.

About Bel

Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements

Non-historical information contained in this press release (including the statements regarding potential sales growth, the anticipated impact of the acquisition of the power assets of CUI Inc. on Bel’s sales and EBITDA margin, anticipated cost savings resulting from Bel’s global cost structure initiative, the timing of completion of Bel’s ERP implementation, the expected effects of streamlining on Bel’s overall profitability, the anticipated impact of the Coronavirus outbreak, the extended Lunar New Year holiday break and the grounding of Boeing’s 737-MAX, productivity levels at Bel’s four manufacturing sites in China, Bel’s ability to adjust workload levels at its China sites, and an increase in airline maintenance on existing aircraft) are forward-looking statements (as described under the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Actual results could differ materially from Bel's projections. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; the success of efforts to contain and otherwise respond to the Coronavirus; difficulties associated with integrating previously acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; our ongoing evaluation of the consequences of the U.S. Tax Cuts and Jobs Act; the impact of changes to U.S. trade and tariff policies; and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties impacting our business, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

Non-GAAP Financial Measures

The non-GAAP measures identified in this press release as well as in the supplementary information to this press release (Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA) are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.  We present results adjusted to exclude the effects of certain unusual or special items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods.  We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

Website Information

We routinely post important information for investors on our website, www.belfuse.com, in the "Investor Relations" section. We use our website as a means of disclosing material, otherwise non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

[Financial tables follow]

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Net sales	$115,128	$142,734	$492,412	$548,184
Cost of sales(2)	90,532	104,460	381,715	408,927
Gross profit	24,596	38,274	110,697	139,257
As a % of net sales	21.4%	26.8%	22.5%	25.4%

Research and development costs(2)	6,726	7,859	26,925	29,487
Selling, general and administrative expenses(3)	19,112	22,514	76,062	82,600
As a % of net sales	16.6%	15.8%	15.4%	15.1%
Impairment of goodwill	-	-	8,891	-
Restructuring charges	942	160	2,593	222
Gain on sale of property	-	-	(4,257)	-

(Loss) income from operations	(2,184)	7,741	483	26,948
As a % of net sales	-1.9%	5.4%	0.1%	4.9%

Interest expense	(1,323)	(1,399)	(5,448)	(5,317)
Other (expense) income, net(3)	(2,454)	67	(2,337)	1,985
Earnings before benefit for income taxes	(5,961)	6,409	(7,302)	23,616

Provision for income taxes	392	2,384	1,441	2,907
Effective tax rate	-6.6%	37.2%	-19.7%	12.3%
Net (loss) earnings	$(6,353)	$4,025	$(8,743)	$20,709
As a % of net sales	-5.5%	2.8%	-1.8%	3.8%

Weighted average number of shares outstanding:
Class A common shares - basic and diluted	2,145	2,175	2,167	2,175
Class B common shares - basic and diluted	10,130	10,083	10,117	9,939

Net (loss) earnings per common share:
Class A common shares - basic and diluted	$(0.50)	$0.31	$(0.71)	$1.62
Class B common shares - basic and diluted	$(0.52)	$0.33	$(0.71)	$1.73

(1) The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2) During the fourth quarter of 2019, the Company changed its financial statement presentation of research and development costs. These costs were previously included within cost of sales and were a factor in arriving at gross profit. During all periods presented above, research and development costs have been reclassified from cost of sales to a separate line item below gross profit. This presentation is consistent with that of our peers.
(3) During the fourth quarter of 2019, the Company changed its financial statement presentation related to gain/loss on foreign currency exchange. These gains/losses were previously included within selling, general and administrative expense. During all periods presented above, gains/losses on foreign currency exchange have been reclassified from selling, general and administrative expense and are now included within Other income/expense, net. This presentation is consistent with that of our peers.

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$73,150	$53,911
Accounts receivable, net	75,485	91,939
Inventories	107,276	120,068
Other current assets	27,524	24,591
Total current assets	283,435	290,509
Property, plant and equipment, net	41,943	43,932
Right-of-use assets	18,504	-
Goodwill and other intangible assets, net	94,357	82,506
Other assets	32,435	26,577
Total assets	$470,674	$443,524

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$44,423	$56,171
Current portion of long-term debt	5,489	2,508
Operating lease liability, current	7,377	-
Other current liabilities	33,183	47,351
Total current liabilities	90,472	106,030
Long-term debt	138,215	111,705
Operating lease liability, long-term	11,751	-
Other liabilities	62,185	49,319
Total liabilities	302,623	267,054
Stockholders' equity	168,051	176,470
Total liabilities and stockholders' equity	$470,674	$443,524

(1) The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of GAAP Net (Loss) Earnings to EBITDA and Adjusted EBITDA(2)
(in thousands, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

GAAP Net (loss) earnings	$(6,353)	$4,025	$(8,743)	$20,709
Interest expense	1,323	1,399	5,448	5,317
Provision for income taxes	392	2,384	1,441	2,907
Depreciation and amortization	4,206	4,469	16,471	18,207
EBITDA	$(432)	$12,277	$14,617	$47,140
% of net sales	-0.4%	8.6%	3.0%	8.6%

Unusual or special items:
ERP system implementation consulting costs	197	737	1,814	2,226
Restructuring charges	942	160	2,593	222
Acquisition-related costs	232	-	232	-
Loss on liquidation of foreign subsidiary	2,103	-	2,103	-
Impairment of goodwill	-	-	8,891	-
Gain on sale of property	-	-	(4,257)	-

Adjusted EBITDA	$3,042	$13,174	$25,993	$49,588
% of net sales	2.6%	9.2%	5.3%	9.0%

(1) The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2) In this press release and supplemental information, we have included Non-GAAP financial measures, including Non-GAAP net (loss) earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA. We present results adjusted to exclude the effects of certain specified items and their related tax impact that would otherwise be included under GAAP, to aid in comparisons with other periods. We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of GAAP Measures to Non-GAAP Measures(2)
(in thousands, unaudited)

The following tables detail the impact of certain unusual or special items had on the Company's net (loss) earnings per common Class A and Class B basic and diluted shares ("EPS") and the line items these items were included on the condensed consolidated statements of operations.

	Three Months Ended December 31, 2019					Three Months Ended December 31, 2018
Reconciling Items	Earnings (loss) before taxes	Provision for income taxes	Net (loss) earnings	Class A EPS(3)	Class B EPS(3)	Earnings before taxes	Provision for income taxes	Net earnings	Class A EPS(3)	Class B EPS(3)

GAAP measures	$(5,961)	$392	$(6,353)	$(0.50)	$(0.52)	$6,409	$2,384	$4,025	$0.31	$0.33
Items included in SG&A expenses:
ERP system implementation consulting costs	197	34	163	0.01	0.01	737	139	598	0.05	0.05
Acquisition-related costs	232	53	179	0.01	0.01	-	-	-	-	-
Loss on liquidation of foreign subsidiary	2,103	506	1,597	0.12	0.13	-	-	-	-	-
Restructuring charges	942	222	720	0.06	0.06	160	33	127	0.01	0.01
Non-GAAP measures	$(2,487)	$1,207	$(3,694)	$(0.30)	$(0.30)	$7,306	$2,556	$4,750	$0.37	$0.39

	Year Ended December 31, 2019					Year Ended December 31, 2018
Reconciling Items	Earnings (loss) before taxes	Provision for income taxes	Net (loss) earnings	Class A EPS(3)	Class B EPS(3)	Earnings before taxes	Provision for income taxes	Net earnings	Class A EPS(3)	Class B EPS(3)

GAAP measures	$(7,302)	$1,441	$(8,743)	$(0.71)	$(0.71)	$23,616	$2,907	$20,709	$1.62	$1.73
Items included in SG&A expenses:
ERP system implementation consulting costs	1,814	335	1,479	0.12	0.12	2,226	419	1,807	0.14	0.15
Acquisition-related costs	232	53	179	0.01	0.01	-	-	-	-	-
Transition tax, measurement period adjustment	-	-	-	-	-	-	2,628	(2,628)	(0.21)	(0.22)
Impairment of goodwill	8,891	368	8,523	0.67	0.70	-	-	-	-	-
Loss on liquidation of foreign subsidiary	2,103	506	1,597	0.12	0.13	-	-	-	-	-
Gain on sale of building	(4,257)	(979)	(3,278)	(0.26)	(0.27)	-	-	-	-	-
Restructuring charges	2,593	502	2,091	0.16	0.17	222	45	177	0.01	0.01
Non-GAAP measures	$4,074	$2,226	$1,848	$0.12	$0.16	$26,064	$5,999	$20,065	$1.57	$1.68

(1) The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2) In this press release and supplemental information, we have included Non-GAAP financial measures, including Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA. We present results adjusted to exclude the effects of certain specified items and their related tax impact that would otherwise be included under GAAP, to aid in comparisons with other periods. We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

(3) Individual amounts of earnings per share may not agree to the total due to rounding.